Exhibit 4.1.6

AMENDMENT TO DEBENTURES AND WARRANTS, AGREEMENT AND WAIVER

THIS AGREEMENT AND WAIVER (this “Amendment”) is entered into on January 12, 2010 (the “Effective Date”) by and among Cryoport, Inc., a Nevada corporation (the “Company”), on the one hand, and Enable Growth Partners LP (“EGP”), Enable Opportunity Partners LP (“EOP”), Pierce Diversified Strategy Master Fund LLC, Ena (“Pierce”, together with EGP, EOP and Pierce, the “Enable Funds”), and BridgePointe Master Fund Ltd. (“BridgePointe,” together with the Enable Funds, each individually referred to as a “Holder” and collectively as the “Holders” or the “Investors”), on the other hand.  Capitalized terms not defined in this Amendment shall have the meanings ascribed to such terms in each of the Securities Purchase Agreements (each as defined in documents referred to in the recitals incorporated by reference below) and, in each of the Debentures (each as defined in documents referred to in the recitals incorporated by reference below).

WHEREAS, the Company and the Holders are parties to that certain Amendment to Debentures and Warrants, Agreement and Waiver entered into on September 1, 2009 (the “September 2009 Amendment Agreement”);

WHEREAS, the Company and the Holders are parties to that certain Amendment to Debentures and Warrants, Agreement and Waiver entered into on February 19, 2009, and effective as of January 27, 2009 (the “February 2009 Amendment Agreement”);

WHEREAS, all recitals contained in the September 2009 Amendment Agreement and February 2009 Amendment Agreement are hereby incorporated into this Amendment by this reference;

WHEREAS, by letter dated December 23, 2009, the Holders agreed to extend the Monthly Redemption Date from January 1, 2010, to January 11, 2010;

WHEREAS, the Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 relating to a contemplated firm commitment underwritten public offering of shares of the Company’s common stock and warrants to purchase shares of common stock; and

WHEREAS, the Company and the Holders now desire that the terms of the Debentures, Warrants and other Transaction Documents, as such have been modified by the mutual agreement of the parties as of the date hereof, be modified and have entered into this Amendment to document their agreement regarding such modifications.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and intending to be legally bound hereby, the undersigned parties hereby agree as follows:

Incorporation of Preliminary Statements. The Recitals set forth above by this reference hereto are hereby incorporated into this Amendment.

1. Deferral of Payment of the Monthly Redemption Amount.  The parties hereby agree that the Company’s obligation to pay the Monthly Redemption Amount on the Monthly Redemption Dates of January 11, 2010 (which was previously extended from January 1, 2010 pursuant to the Waiver Letter) and February 1, 2010 are deferred until the Monthly Redemption Date of March 1, 2010, at which time the Company shall pay to the Holders, pro rata in the manner provided in the September Amendment, the aggregate sum of Six Hundred Thousand Dollars ($600,000)(the “March 1 Redemption Payment”).

2. Approval of Public Offering. Provided it is closed by the earlier of (i) the date that is five (5) trading days after the date that the Company first meets the stock price requirements for the listing of its common stock on the Nasdaq Capital Market or (ii) March 1, 2010 (the “Public Offering Deadline”), the Holders hereby approve and consent, solely to the extent required under the Transaction Documents, to an underwritten public offering through Rodman & Renshaw LLC of the Company’s units (each unit consisting of one share of common stock and one warrant to purchase one share of common stock), having an Issuance Price (as defined below) of $0.40 (subject to adjustment for the Reverse Stock Split) or greater, and with gross proceeds between Ten Million Dollars ($10,000,000) and Twenty Five Million Dollars ($25,000,000) (an “Approved Public Offering”).  For purposes hereof, “Issuance Price” shall mean the lesser of the price per share of the common stock or the exercise price per share of any accompanying warrants issued in the public offering.

3. Consent to Reverse Stock Split.  Provided that the Company shall have first met all requirements, other than stock price and other than those that would be satisfied by virtue of the completion of the Approved Public Offering, for the listing of its common stock and warrants on the Nasdaq Capital Market (or other national stock exchange in the United States), the Holders hereby consent to and approve the Company effecting a reverse stock split of its outstanding common stock at a ratio not to exceed fifteen (15) to one (1) (the “Reverse Stock Split”).  The Company shall use all commercially reasonable efforts to obtain the listing of its common stock and warrants on the Nasdaq Capital Market as soon as possible following the completion of the Reverse Stock Split.

4. Conversion and Payment of Debentures.  Concurrently with the closing of the Approved Public Offering, (i) the Enable Funds, collectively, shall convert $1,357,215 in principal amount of its then outstanding principal balance of their Debentures (the "Required Conversion Amount") in exchange for a number of shares of common stock (“Conversion Shares”)) that, when aggregated with the shares of common stock that are then beneficially owned by the Enable Funds, collectively, at the time of such conversion (excluding shares underlying warrants that have a 4.99% or 9.99% beneficial ownership exercise limitation), is equal to 9.99% of the issued and outstanding shares of the Company’s common stock (as determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) after giving effect to the closing of the Approved Public Offering (it being understood that such conversion shall be deemed effective immediately following the closing of the Approved Public Offering) and (ii) BridgePointe shall convert an amount of its outstanding Debentures equal to the Required Conversion Amount in exchange for a number of shares of common stock (also “Conversion Shares”) that, when aggregated with the shares of common stock that are then beneficially owned by BridgePointe at the time of such conversion (excluding shares underlying warrants that have a 4.99% or 9.99% beneficial ownership exercise limitation), is equal to 9.9% of the issued and outstanding shares of the Company’s common stock after giving effect to the closing of the Approved Public Offering (such conversions are collectively referred to herein as the “Required Conversions”). The conversion price per share in the Required Conversions shall be the amount determined by dividing the Required Conversion Amount of the Enable Funds and Bridgepointe, respectively, by the number of Conversion Shares that are issued to the Enable Funds and Bridgepointe, respectively, pursuant to this Section 4.  Within five (5) business days following the closing of the Approved Public Offering the Company (the “Payment Deadline”) shall pay to each Holder the unpaid portion of such Holder’s Debenture(s) without penalty or premium (the “Payoff Amount”).  For purposes of clarification, the Payoff Amount for BridgePointe and the Enable Funds, respectively, as of the date hereof are set forth in the table below:

Investor Name	Outstanding Principal Amount as of 01/12/2010	Required Conversion Amount	"Payoff Amount"* (Outstanding Principal Amount as of 1/12/10 less Required Conversion Amount)
BridgePointe Master Fund Ltd.	$3,166,994.71	$1,357,215.00	$1,809,779.71
Enable Funds	$2,714,430.00	$1,357,215.00	$1,129,054.88

* subject to (i) the subtraction of any conversions other than the Required Conversion that occur after January 12, 2010 and (ii) the subtraction of the March 1 Redemption Payment if and to the extent that it has been paid prior to the payoff.

The Conversion Shares shall be free of restrictive legends and trading restrictions (other than the lock-up contemplated in Section 6 below) and shall be delivered electronically and otherwise in accordance with the terms of the Debentures.  Upon receipt of the Conversion Shares by each Holder and such Payoff Amount to each Holder by the Payment Deadline and the satisfaction of all of the terms and conditions of this Amendment, each Holder acknowledges and agrees that its Debenture(s) shall be paid in full and the Company shall have no further obligation thereunder.

5. Release of Security Interest and Termination of Covenants.  The Holders hereby agree that upon the close of the Approved Public Offering and the consummation of the conversions and payments contemplated by Section 4 above, (i) all covenants and obligations of the Company under the Transaction Documents and all amendments and modifications thereto that relate solely to holding a Debenture shall be terminated and of no further force and effect (including the Fully Minimum Diluted Amount requirement and financial covenants), excluding, however, obligations of the Company relating to indemnification, reservation of shares, delivery of notices, compliance with laws and regulations, and similar obligations that are independent of a Holder’s holding of a Debenture shall continue to survive until their expiration under the applicable Transaction Document or applicable law and (ii) the Holders hereby agree to execute and file all documents required under the Transaction Documents to terminate and release all security interests held by the Holders in the Company's and its subsidiary's assets (including, without limitation, all intellectual property).

6. Agreement to Lock-Up.  Each of the Holders agrees that, if an  Approved Offering in an amount of at least Ten Million Dollars ($10,000,000) closes by the Public Offering Deadline, then each of the Holders shall execute a lock-up agreement, in a customary form reasonably acceptable to such Holder, that is reasonably required by Rodman & Renshaw LLC in connection with the Approve Public Offering, which lock-up agreement may cover a period of up to six months following the date the SEC declares the registration statement for the Approved Public Offering effective.

7. Adjustment to Warrant Exercise Price, Deletion of Full-Ratchet Antidilution Protection and Extension of Term of Warrants.  The Termination Date of each Warrant is hereby extended to January 15, 2015.  Effective upon the close of the Approved Public Offering, (i) the Exercise Price (as defined in each of the Warrants) of each of the Warrants (as “Warrants” is defined in the 2007 Securities Purchase Agreement and the May 2008 Securities Purchase Agreement, respectively) will be decreased to an amount (the “Warrant Reset Price”) equal to $0.40, subject to adjustment for the Reverse Stock Split or as otherwise provided therein, without any change in the number of shares of common stock that then may be purchased thereunder, (ii) Section 3(b) and the last sentence of Section 3(e) of each Warrant (relating to dilution protection on subsequent equity sales afforded to the Holders not otherwise available to all other holders of the Company’s outstanding common stock and fundamental transactions, respectively) shall be deleted in their entirety, and (iii) the Termination Date of each Warrant shall be further extended to the date which if five (5) years following the date of closing of the Approved Public Offering.

8. Composition of Company’s Board of Directors.  As a further condition to the effectiveness of this Amendment, from the date hereof until the later of (i) January 12, 2012 or (ii) the date that is two (2) years after the close of the Approved Public Offering, the Company’s Board of Directors shall consist of a majority of independent directors (as determined under Nasdaq’s marketplace rules)(“Independent Directors”).  For avoidance of doubt, the BridgePointe hereby approves of Carlton M. Johnson and Adam Michelin as independent directors and agrees to promptly approve or disapprove of the Company’s third proposed independent director in order to enable the Company to satisfy the initial listing requirements of the Nasdaq Capital Market prior to the effective date of the registration statement covering the Approved Public Offering.

9. Effect on Transaction Documents. Subject to the waivers and amendments provided herein, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein, including but not limited to, any other obligations the Company may have to the Investors under the Transaction Documents provided however that references to Securities, Debentures, Warrants and Underlying Shares in the Transaction Documents shall include such securities, as amended hereby, and the shares underlying such Securities, respectively.  Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Transaction Documents or of any right, power or remedy of the Investors, or constitute a waiver of any provision of the Transaction Documents (except to the extent herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  The Investors reserve all rights, remedies, powers, or privileges available under the Transaction Documents, at law or otherwise.  This Amendment shall not constitute a novation or satisfaction and accord of the Transaction Documents or any other document, instrument and/or agreement executed or delivered in connection therewith, including, without limitation, the Security Agreement.

10. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the applicable Transaction Document.

11. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of the Investors. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of the Investors.  The Investors may assign their respective rights hereunder in the manner and to the Persons as permitted under the applicable Transaction Document.

12. Execution and Counterparts. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

13. Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Transaction Documents.

14. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

15.    Headings. The headings in this Amendment are for convenience only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof.

16. Representations and Warranties; Corporate Authority.  The Company hereby makes the representations and warranties set forth below to the Holders that as of the date of its execution of this Amendment:

(a) The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Amendment and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Company and no further action is required by such Company, its board of directors or its stockholders in connection therewith.  This Amendment has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) The execution, delivery and performance of this Amendment by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(c) No consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

(d) All of the Company’s warranties and representations contained in this Amendment shall survive the execution, delivery and acceptance of this Amendment by the parties hereto.

17. Amendments and Waivers.  No provision of this Amendment may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holders or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Amendment shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

18. Joint Preparation.  Each of the parties hereto acknowledges that this Amendment has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

19. Amendments Not Effective Until All Parties Agree.  In addition to any other conditions provided for herein, the amendments herein shall not be effective unless and until the Company, its undersigned subsidiaries and all of the Holders of the Debentures shall have agreed to the terms and conditions hereunder.

20. Disclosure and Filing of 8-K.  Except with respect to the material terms and conditions of the transactions contemplated by this Amendment, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Investors or their agents or counsel with any information that it believes constitutes or might constitute material, nonpublic information. On or before the second (2nd) Trading Day immediately following the date hereof, the Company shall file a Current Report on Form 8-K, reasonably acceptable to each Investor disclosing the material terms of the transaction contemplated hereby, which shall include this Amendment as an attachment hereto.

21. INDEPENDENT NATURE OF INVESTORS’ OBLIGATIONS AND RIGHTS.  THE COMPANY HAS ELECTED TO PROVIDE ALL INVESTORS WITH THE SAME TERMS AND FORM OF THIS AMENDMENT FOR THE CONVENIENCE OF THE COMPANY AND NOT BECAUSE IT WAS REQUIRED OR REQUESTED TO DO SO BY THE INVESTORS.  THE OBLIGATIONS OF EACH INVESTOR UNDER THIS AMENDMENT, AND ANY TRANSACTION DOCUMENT ARE SEVERAL AND NOT JOINT WITH THE OBLIGATIONS OF ANY OTHER INVESTOR, AND NO INVESTOR SHALL BE RESPONSIBLE IN ANY WAY FOR THE PERFORMANCE OR NON-PERFORMANCE OF THE OBLIGATIONS OF ANY OTHER INVESTOR UNDER THIS AMENDMENT OR ANY TRANSACTION DOCUMENT. NOTHING CONTAINED HEREIN OR IN ANY TRANSACTION DOCUMENT, AND NO ACTION TAKEN BY ANY INVESTOR PURSUANT THERETO, SHALL BE DEEMED TO CONSTITUTE THE INVESTORS AS A PARTNERSHIP, AN ASSOCIATION, A JOINT VENTURE OR ANY OTHER KIND OF ENTITY, OR CREATE A PRESUMPTION THAT THE INVESTORS ARE IN ANY WAY ACTING IN CONCERT OR AS A GROUP WITH RESPECT TO SUCH OBLIGATIONS OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT OR THE TRANSACTION DOCUMENTS.  EACH INVESTOR SHALL BE ENTITLED TO INDEPENDENTLY PROTECT AND ENFORCE ITS RIGHTS, INCLUDING WITHOUT LIMITATION, THE RIGHTS ARISING OUT OF THIS AMENDMENT OR OUT OF THE OTHER TRANSACTION DOCUMENTS, AND IT SHALL NOT BE NECESSARY FOR ANY OTHER INVESTOR TO BE JOINED AS AN ADDITIONAL PARTY IN ANY PROCEEDING FOR SUCH PURPOSE. EACH INVESTOR HAS BEEN REPRESENTED BY ITS OWN SEPARATE LEGAL COUNSEL IN THEIR REVIEW AND NEGOTIATION OF THIS AMENDMENT AND THE TRANSACTION DOCUMENTS.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to Debentures and Warrants, Agreement and Waiver as of the date first written above.

CRYOPORT, INC.

By: /s/ Catherine Doll, CFO for Larry G. Stambaugh
Name: Larry G. Stambaugh
Title: Chief Executive Officer

[signature page Holders/Investors follows]

Convertible Debenture Holders’ Signature Page

BRIDGEPOINTE MASTER FUND LTD.

By: /s/ Eric S. Swartz

Name: Eric S. Swartz

Title: Director

ENABLE GROWTH PARTNERS LP

By: /s/ Mitch Levine

Name: Mitch Levine

Title: CEO

ENABLE OPPORTUNITY PARTNERS LP

By: /s/ Mitch Levine

Name: Mitch Levine

Title: CEO

PIERCE DIVERSIFIED STRATEGY MASTER FUND LLC, ENA

By: /s/ Mitch Levine

Name: Mitch Levine

Title: CEO